Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
July 14, 2005	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Second-Quarter GAAP EPS of $0.46, Non-GAAP EPS of $0.57

Raises 2005 EPS Guidance

CAMBRIDGE, Mass. – Genzyme Corporation (Nasdaq: GENZ) today announced that revenue increased 22 percent in the second quarter of 2005 to $668.1 million from $549.6 million in the same quarter last year.

GAAP net income was $123.6 million, or $0.46 per diluted share, compared with GAAP net income of $78.2 million, or $0.33 per diluted share, in the second quarter a year ago.

Non-GAAP net income—which excludes amortization and the dilutive effect of contingent convertible debt—rose 46 percent to $149.0 million, compared with $102.2 million in the second quarter a year ago.  Non-GAAP earnings per diluted share increased to $0.57 from $0.44.

“We had a tremendous quarter, with strong revenue growth, continued expansion of the gross margin, solid cash flow, and earnings growth that exceeded our expectations,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp.  “These results demonstrate the full effect of our diversification efforts and highlight the value created by our investments in manufacturing and in our global commercial infrastructure.”

(more)

Genzyme’s gross margin in the second quarter was 78 percent of revenue, up from 74 percent in the second quarter a year ago.  This increase was driven by improved margins for Synvisc® (hylan G-F 20) stemming from the acquisition of U.S. sales and marketing rights; improved margins for both Renagel® (sevelamer hydrochloride) and for enzyme replacement products resulting from increased utilization of manufacturing facilities; and the exit from the generic cyclosporine business.

Genzyme generated approximately $274 million in gross cash during the second quarter.

The company increased its 2005 revenue guidance to $2.6-$2.8 billion from $2.5-$2.7 billion.  It also increased its GAAP EPS guidance to $1.75-$1.80 from $1.72-$1.78 and its non-GAAP EPS guidance to $2.20-$2.25 from $2.12-$2.18.  For the third quarter, Genzyme expects GAAP earnings of $0.45-$0.47 per diluted share and non-GAAP earnings of $0.55-$0.57 per diluted share.  Non-GAAP estimates exclude amortization and in-process research and development of $0.45 per diluted share for the year and amortization of $0.10 per diluted share for the third quarter.

Product Sales

Within the Renal area, revenue for Renagel, a phosphate binder for patients with end-stage renal disease on hemodialysis, was $100.8 million, up 15 percent from $87.6 million in the second quarter a year ago.  Renagel revenue includes product sales, royalties and sales of bulk sevelamer.

Genzyme will soon report top-line results from its Dialysis Clinical Outcomes Revisited (D-COR) clinical trial, which examined the difference in mortality and morbidity outcomes for patients receiving Renagel compared with those receiving calcium-based phosphate binders.

Genzyme expanded its Renal business on July 1 with its acquisition of Bone Care International, a transaction that added Hectorol® (doxercalciferol) to the company’s portfolio.  Hectorol is a line of vitamin D2 products approved to treat secondary hyperparathyroidism in patients on dialysis and those with earlier stage chronic kidney disease.  Hectorol and Renagel address related complications of kidney disease, and Genzyme expects that their complementary nature will strengthen the company’s ability to engage nephrologists.  Genzyme is in the process of combining its Renal sales organization with Bone Care’s, and sales representatives will sell both products.  Hectorol is expected to generate approximately $45-$50 million in revenue in the second half of 2005.  As previously stated, the acquisition of Bone Care is expected to be neutral to non-GAAP earnings in 2005 and accretive beyond.

Within the Therapeutics area, sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease rose 50 percent to $74.4 million from $49.6 million in the second quarter of last year.  U.S. sales were $28.1 million.  Sales outside the United States were $46.3 million, with $28.9 million coming from Europe, where a committee of the European Medicines Agency recently issued a positive opinion to allow new evidence of clinical efficacy from the Phase 4 clinical trial of Fabrazyme to be added to the product’s label.  The recommendation has been sent to the European Commission for final approval. The Phase 4 trial was designed to verify the clinical benefit of Fabrazyme, and Genzyme is seeking FDA approval to add the study’s findings to the product’s label in the United States.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $236.0 million in the second quarter, 13 percent greater than $209.4 million in the same quarter last year.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I were $19.2 million, compared with $9.2 million in the second quarter a year ago.  Aldurazyme sales are not included within Genzyme’s revenue because the product is marketed through a joint venture with BioMarin Pharmaceutical Inc.

Sales of Thyrogen® (thyrotropin alfa for injection) were $20.7 million in the quarter, up 27 percent from $16.3 million in the second quarter a year ago.  Genzyme anticipates FDA action this quarter on its application to allow Thyrogen’s use in thyroid remnant ablation procedures, a standard component of thyroid cancer treatment.  This indication was added to Thyrogen’s European label earlier this year.

Within the Biosurgery area, revenue from Synvisc more than doubled to $58.8 million from $27.5 million, reflecting Genzyme’s early 2005 acquisition of sales and marketing rights for the product in the United States and several additional European countries.  Synvisc is a leading viscosupplementation product for the treatment of pain due to osteoarthritis of the knee.

Sales of the Sepra™ family of anti-adhesion products were $17.1 million in the quarter, up 10 percent from sales of $15.6 million in the second quarter last year.

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) were $33.6 million, an increase of 33 percent compared with $25.3 million in the second quarter a year ago.  These products are used in conjunction with immunosuppressant drugs to treat acute rejection in renal transplant procedures.

Total revenue for the Diagnostics/Genetics business rose 7 percent in the second quarter to $76.5 million, up from $71.7 million in the same quarter last year.  Within this area, revenue from genetic testing services rose 11 percent to $54.4 million from $48.8 million.  Genzyme continues to pursue links between diagnostics and targeted therapeutics.  During the second quarter, it obtained exclusive rights to develop diagnostic tests for gene mutations found in some patients with non-small cell lung cancer.  The presence of these mutations, or markers, in the epidermal growth factor receptor (EGFR) gene, has been shown to correlate with clinical response to certain drugs used in treating non-small cell lung cancer.  Genzyme expects to launch later this year a diagnostic test for the EGFR markers that can be used to help identify patients who are most likely to respond to targeted lung cancer therapies.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, and royalties from the sale of WelChol® (colesevelam hydrochloride)—was $30.9 million, compared with $17.7 million in the second quarter of 2004.

Oncology revenue was $9.7 million.  Oncology revenue includes profits and royalties from Campath® (alemtuzumab for injection), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar™ (clofarabine) for intravenous infusion; and R&D revenue.  Campath and Clolar are indicated for the treatment of the most common forms of leukemia in adults and children, respectively.

Expenses

Selling, general and administrative expenses were $196.4 million (or 29 percent of revenue), compared with $152.9 million (or 28 percent of revenue) in the same quarter a year ago.  SG&A spending in the second quarter of this year includes costs associated with the assumption of sales and marketing responsibilities for Synvisc in the United States, the integration of ILEX Oncology Inc., the U.S. launch of Clolar and the creation of a dedicated oncology sales force.

Research and development spending was $121.7 million in the second quarter, compared with $99.4 million in the same quarter a year ago, an increase of 22 percent.  R&D spending was 18 percent of revenue in both periods.  R&D spending reflects substantial growth in oncology research and development, including numerous trials studying potential expanded applications for Campath and Clolar and evaluating earlier-stage oncology product candidates such as tasidotin HCL, which is being studied in several Phase 2 clinical trials.  It also reflects a larger investment in studies designed to capture the full potential of Synvisc by broadening the use of the current formulation to other joints beyond the knee and developing new formulations that could bring even further benefits to patients with osteoarthritis.

Pipeline Highlights

•                  Genzyme is on track to submit a U.S. marketing application for Myozyme® (alglucosidase alfa) shortly.  A marketing submission in Japan will follow later this year.  The European marketing application for Myozyme is under review, and a response by regulatory authorities is expected later this year, which, if favorable, will enable a launch in early 2006.  An FDA decision is also anticipated in early 2006.  If approved, Myozyme would become the first treatment for patients with Pompe disease, a debilitating and often fatal muscle disorder resulting from an inherited enzyme deficiency.

•                  In April, Genzyme announced that a planned analysis of interim data from its pivotal clinical trial of Myozyme found that the trial had already met one of its key secondary efficacy endpoints and that there is a high probability the study will meet its primary efficacy endpoint upon completion.  The study—known as AGLU-01602— includes 18 patients with infantile-onset Pompe disease who began receiving Myozyme by 6 months of age.  The interim analysis found that, by 12 months of age, 89 percent of these patients (16 of 18) were alive and free of invasive ventilator support compared with 17 percent of patients who were alive at 12 months of age in a matched historical cohort. Genzyme will include the results from the study in its regulatory submissions.  The company plans to initiate a clinical study later this summer evaluating Myozyme’s use in treating patients with late-onset Pompe disease.

•                  Genzyme is conducting a Phase 3 clinical trial of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea (CDAD).  The trial will enroll approximately 1,000 patients in more than 250 clinical centers in Europe, North America and Australia.  CDAD is a widespread problem among hospitalized patients, with more than 400,000 cases annually in the United States alone, resulting in prolonged hospitalization and approximately 5,000 deaths.  Tolevamer has received fast track designation from the FDA.  Enrollment in the trial has been briefly interrupted while a substitute source of Metronidazole, a comparator product, is replaced in trial kits.  A substitute source was required because the original manufacturer voluntarily recalled all of its drug products.  The interruption is not expected to affect the trial’s timelines.

•                  Dyax Corp. and Genzyme are making steady progress toward initiating a Phase 3 study of DX-88 administered subcutaneously.  The partners are developing DX-88 for the treatment of hereditary angioedema (HAE), a debilitating and life-threatening inflammatory condition characterized by unpredictable attacks of severe peripheral, abdominal and/or laryngeal pain and swelling.  Dyax and Genzyme had focused initially on developing an intravenous version of DX-88.  The companies recently began development of a subcutaneously administered version of DX-88 given the level of physician and patient demand for a convenient product that might be self-administered at the onset of an HAE attack.  A Phase 1 study of subcutaneously administered DX-88 has been completed successfully, and sites participating in the open-label extension of the Phase 2 study of DX-88 are beginning to convert from intravenous dosing to subcutaneous dosing.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 7,000 employees in locations spanning the globe.  With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s future performance and strategy, including statements regarding GAAP and non-GAAP earnings estimates for 2005, the anticipated timing of the release of D-COR clinical trial data, the integration of Bone Care’s sales force, expected revenues for Hectorol, the impact of the Bone Care acquisition on earnings, the intention to seek expanded Fabrazyme labeling, the expected timing of regulatory responses on labeling changes for Thyrogen, the anticipated launch of a diagnostic test for EGFR markers, the expected timing of regulatory responses regarding Genzyme’s marketing application for Myozyme, the submission of Myozyme marketing applications in the US and Japan and the timing thereof and the anticipated progress of several clinical trials, including those for Myozyme, tolevamer and DX-88.  These risks and uncertainties include, among others, the ability to successfully complete preclinical and clinical development of our products and services, including Myozyme; Genzyme’s ability to expand the use of current products in existing and new indications, including Fabrazyme; Genzyme’s ability to maintain and obtain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended March 31, 2005.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of July 14, 2005 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

Genzyme®, Renagel®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc® , Myozyme® , Aldurazyme® , Thymoglobulin® , Lymphoglobuline® and Campath® are registered trademarks and Sepra™ and Clolar™ are trademarks of Genzyme Corporation or its subsidiaries.  WelChol® is a registered trademark of Sankyo Pharma Inc.  All rights reserved.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the first quarter of 2005.  If you would like to participate in the call, please dial 719-457-2642.  This call will also be Webcast live on the investor events section of www.genzyme.com.  A replay of this call will be available from 2:30 p.m. Eastern today through midnight on July 21 by dialing 719-457-0820.  Please refer to reservation number 914272.

Upcoming Events

Genzyme will report financial results for the third quarter of 2005 on October 13, 2005.  If you would like to participate in the 11:00 a.m. Eastern conference call, please dial 719-457-2642.  Please check www.genzyme.com one week prior to the reporting date for any changes to this information.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Total revenues	$668,139	$549,588	$1,298,088	$1,040,839

Operating costs and expenses:
Cost of products and services sold	145,250	142,868	291,343	269,830
Selling, general and administrative	196,385	152,850	378,224	296,070
Research and development	121,726	99,370	236,471	192,186
Amortization of intangibles	40,105	27,245	81,291	53,490
Purchase of in-process research and development (1)	—	—	9,500	—
Total operating costs and expenses	503,466	422,333	996,829	811,576
Operating income	164,673	127,255	301,259	229,263

Other income (expenses):
Equity in loss of equity method investments	(417)	(4,274)	(2,135)	(8,105)
Minority interest	3,357	964	5,551	2,126
Gain on investments in equity securities	4,817	71	4,958	424
Other	253	(390)	193	(714)
Investment income	7,544	5,603	14,162	13,279
Interest expense	(4,466)	(17,495)	(8,274)	(27,821)
Total other income (expenses)	11,088	(15,521)	14,455	(20,811)
Income before income taxes	175,761	111,734	315,714	208,452
Provision for income taxes	(52,130)	(33,558)	(96,525)	(62,382)
Net income	$123,631	$78,176	$219,189	$146,070

Net income per share of Genzyme Stock:
Basic	$0.49	$0.35	$0.87	$0.65

Diluted (2)	$0.46	$0.33	$0.83	$0.62

Weighted average shares outstanding:
Basic	253,086	226,578	252,003	226,145

Diluted (2)	270,084	241,230	268,988	241,417

(1)          Includes charges for the purchase of in-process research and development of $(9,500)K related to our acquisition of Verigen AG in February 2005.

(2)          Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million, net of tax, for the three months ended June 30, 2005, $1.8 million, net of tax, for the three months ended June 30, 2004 and $3.7 million, net of tax, for both the six months ended June 30, 2005 and 2004 have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares outstanding in each period presented for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	June 30, 2005	December 31, 2004
Cash and all marketable securities	$1,638,481	$1,079,454
Other current assets	1,084,917	1,082,437
Property, plant and equipment, net	1,275,087	1,310,256
Intangibles, net	2,447,344	2,360,315
Other assets	207,430	236,959
Total assets	$6,653,259	$6,069,421

Current liabilities	$913,099	$624,398
Noncurrent liabilities	1,041,186	1,064,867
Stockholders’ equity	4,698,974	4,380,156
Total liabilities and stockholders’ equity	$6,653,259	$6,069,421

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended June 30, 2005

(Amounts in thousands, except per share data)

	Before Amortization, FIN 46 & EITF 04-8	Dilution Due to Contingently Convertible Debt (EITF 04-8)	Amortization	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:

Total revenues	$668,139			$668,139		$668,139

Cost of products and services sold	$(145,250)			$(145,250)		$(145,250)

Selling, general and administrative	$(196,107)			$(196,107)	$(278)	$(196,385)

Research and development	$(115,290)			$(115,290)	$(6,436)	$(121,726)

Amortization of intangibles	$—		$(40,105)	$(40,105)		$(40,105)

Equity in loss of equity method investments	$(3,773)			$(3,773)	$3,356	$(417)

Minority interest	$—			$—	$3,357	$3,357

Gain on sales of investments in equity securities	$4,817			$4,817	$—	$4,817

Other	$253			$253		$253

Investment income	$7,543			$7,543	$1	$7,544

Interest expense	$(4,466)			$(4,466)		$(4,466)

Summary:

Income (loss) before income taxes	$215,866	$—	$(40,105)	$175,761	$—	$175,761

Provision for income taxes	(66,889)	—	14,759	(52,130)	—	(52,130)

Net income allocated to Genzyme Stock	$148,977	$—	$(25,346)	$123,631	$—	$123,631

Net income per share of Genzyme Stock:
Basic	$0.59	$—	$(0.10)	$0.49	$—	$0.49

Diluted (1)	$0.57	$(0.01)	$(0.10)	$0.46	$—	$0.46

Weighted average shares outstanding:
Basic	253,086	—	—	253,086	—	253,086

Diluted (1)	260,398	9,686	—	270,084	—	270,084

(1)          GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME 2005 GUIDANCE	(in millions)

							Adjusted
	GENZ	2005 GUIDANCE*****		Bone Care Int.			2005 GUIDANCE
DESCRIPTION	2004 A	Ranges		Low	High		Ranges

Cerezyme	$839	$870	$890
Fabrazyme	210	300	315
Thyrogen	63	75	80
Other Therapeutics	2	6	6

Renal - Sevelamer	364	420	430
Hectoral		—	—	45	50
Total Renal		420	430	45	50

Thymoglobulin	100	110	120
Other Transplant products	52	15	15
Total Transplant	151	125	135

Synvisc	89	215	225
Sepra	62	70	75
Other Biosurgery	59	50	60
Total Biosurgery	210	335	360

Diagnostic Products	91	95	97
Genetic Testing	188	210	218
Total Diag/Genetics	279	305	315

Oncology	8	55	60
Other	74	60	65	—	—
TOTAL REVENUE	$2,201	$2,500	$2,700	45	50		$2,600	$2,800

GROSS MARGIN	74%	77%	78%		75%		77%	78%

SG&A	(599)	approx.	(750)	(15)	(20)
R&D	(378)	approx.	(490)	(5)	(10)
AMORTIZATION	(109)	approx.	(165)	****		****

NET INTEREST	(4)	approx.	10	(14)	(14	)***
NET OTHER	(23)	(15)	(18)

TAX RATE - GAAP		approx.	30%
*TAX RATE - NON-GAAP	31%	approx.	31%

GENZ GAAP EPS	$1.53	$1.72	$1.78				$1.75	$1.80
Q1 ONE TIME EVENT							$0.05	$0.05
AMORTIZATION		$0.40	$0.40				$0.40	$0.40
**GENZ NON-GAAP EPS	$1.82	$2.12	$2.18				$2.20	$2.25

WTD AVERAGE SHARES O/S	234	250	260				250	260

CAPITAL EXPENDITURES	$247	$180	$200				$180	$200

This financial guidance, which is provided as part of a press release dated July 14, 2005, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*Non-GAAP tax rate excludes the impact of amortization, one-time events and EITF 04-08.

**Non-GAAP EPS excludes the impact of amortization, one-time events and EITF 04-08.

***Reflects lost interest income as well as interest expense associated with the purchase of Bone Care International

****Amortization associated with the Bone Care International acquisition has not yet been determined.

*****Items were updated on either March 15, 2005 or April 21, 2005 as applicable

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q2-04	Q3-04	Q4-04	Q1-05	Q2-05	Q2-05 Vs. Q2-04 % B/(W)	FY 2003(1)	FY 2004	YTD 06/30/05
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$87,617	$93,308	$99,272	$99,403	$100,847	15%	$281,701	$363,720	$200,250
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	87,617	93,308	99,272	99,403	100,847	15%	281,701	363,720	200,250
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	87,617	93,308	99,272	99,403	100,847	15%	281,701	363,720	200,250

Therapeutics
Cerezyme enzyme	209,371	208,378	218,647	225,951	235,953	13%	733,817	839,366	461,904
Fabrazyme enzyme	49,620	57,996	63,918	70,026	74,424	50%	80,617	209,637	144,450
Thyrogen hormone	16,298	15,428	17,731	17,715	20,699	27%	43,438	63,454	38,414
Other Therapeutics	1,193	575	655	807	1,281	7%	1,802	2,462	2,088
Total Therapeutics product and service revenue	276,482	282,377	300,951	314,499	332,357	20%	859,674	1,114,919	646,856
Therapeutics R&D revenue	—	—	—	554	235		1	—	789
Total Therapeutics	276,482	282,377	300,951	315,053	332,592	20%	859,675	1,114,919	647,645

Transplant
Thymoglobulin/Lymphoglobuline	25,260	28,342	30,314	27,221	33,576	33%	29,953	108,928	60,797
Other Transplant	11,235	12,669	6,999	3,917	1,465	(87)%	14,367	42,125	5,382
Total Transplant product and service revenue	36,495	41,011	37,313	31,138	35,041	(4)%	44,320	151,053	66,179
Transplant R&D revenue	—	261	49	17	—		—	310	17
Total Transplant	36,495	41,272	37,362	31,155	35,041	(4)%	44,320	151,363	66,196

Biosurgery
Synvisc viscosupplementation product and services	27,520	24,630	13,783	44,016	58,778	114%	55,579	88,296	102,794
Sepra products	15,579	15,085	16,771	16,652	17,099	10%	25,959	61,647	33,751
Other Biosurgery	14,178	16,814	13,533	14,250	16,395	16%	32,414	55,332	30,645
Total Biosurgery product and service revenue	57,277	56,529	44,087	74,918	92,272	61%	113,952	205,275	167,190
Biosurgery R&D revenue	2,302	227	1,391	134	9	(100)%	5,127	4,241	143
Total Biosurgery	59,579	56,756	45,478	75,052	92,281	55%	119,079	209,516	167,333

Diagnostics/Genetics
Diagnostic Products	22,917	21,667	23,001	26,866	22,121	(3)%	88,588	90,955	48,987
Genetic Testing	48,809	55,915	54,698	52,507	54,396	11%	102,147	188,166	106,903
Total Diagnostics/Genetics product and service revenue	71,726	77,582	77,699	79,373	76,517	7%	190,735	279,121	155,890
Diagnostics/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	71,726	77,582	77,699	79,373	76,517	7%	190,735	279,121	155,890

Other
Other product and service revenue	16,444	15,935	27,332	24,496	26,348	60%	71,710	74,495	50,844
Other R&D revenue	1,245	1,999	2,983	5,417	4,513	262%	7,597	8,011	9,930
Total Other	17,689	17,934	30,315	29,913	30,861	74%	79,307	82,506	60,774
Total revenues	$549,588	$569,229	$591,077	$629,949	$668,139	22%	$1,574,817	$2,201,145	$1,298,088

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q2-04	Q3-04	Q4-04	Q1-05	Q2-05	Q2-05 Vs. Q2-04 % B/(W)	FY 2003(1)	FY 2004	YTD 06/30/05
Revenues:
Total product and service revenue	$546,041	$566,742	$586,654	$623,827	$663,382	21%	$1,562,092	$2,188,583	$1,287,209
Total R&D revenue	3,547	2,487	4,423	6,122	4,757	34%	12,725	12,562	10,879
Total revenues	549,588	569,229	591,077	629,949	668,139	22%	1,574,817	2,201,145	1,298,088

Total product and service gross profit	403,173	411,883	422,757	477,734	518,132	29%	1,143,123	1,599,997	995,866

SG&A expense	152,850	147,886	155,432	181,839	196,385	(28)%	455,395	599,388	378,224

R&D expense	99,370	92,188	107,428	114,745	121,726	(22)%	295,725	391,802	236,471

Amortization of intangibles	27,245	27,657	28,326	41,186	40,105	(47)%	64,720	109,473	81,291

Purchase of in-process research and development (2)	—	—	254,520	9,500	—		158,000	254,520	9,500

Charges for impaired assets (3)	—	—	4,463	—	—		7,996	4,463	—

Operating income (loss)	127,255	146,639	(122,989)	136,586	164,673	29%	174,012	252,913	301,259

Other income (expenses):
Equity in loss of equity method investments	(4,274)	(4,362)	(3,157)	(1,718)	(417)	90%	(16,743)	(15,624)	(2,135)
Minority interest	964	1,589	2,284	2,194	3,357	248%	2,232	5,999	5,551
Gain (loss) on investments in equity securities	71	(2,706)	1,030	141	4,817	6685%	(1,201)	(1,252)	4,958
Gain on sale of product line (4)	—	—	—	—	—		1,709	—	—
Other	(390)	(19)	376	(60)	253	165%	994	(357)	193
Investment income	5,603	4,566	6,399	6,618	7,544	35%	42,312	24,244	14,162
Interest expense (5)	(17,495)	(5,429)	(4,977)	(3,808)	(4,466)	74%	(22,380)	(38,227)	(8,274)

Income (loss) before income taxes	111,734	140,278	(121,034)	139,953	175,761	57%	180,935	227,696	315,714

Provision for income taxes	(33,558)	(42,479)	(36,308)	(44,395)	(52,130)	(55)%	(98,792)	(141,169)	(96,525)

Division net income (loss) before allocated tax benefits	78,176	97,799	(157,342)	95,558	123,631	58%	82,143	86,527	219,189

Allocated tax benefits	—	—	—	—	—		12,140	—	—

Net income (loss) allocated to Genzyme Stock (1)	$78,176	$97,799	$(157,342)	$95,558	$123,631	58%	$94,283	$86,527	$219,189

Net income (loss) per share of Genzyme Stock-diluted (1,6,7)	$0.33	$0.41	$(0.68)	$0.36	$0.46	39%	$0.42	$0.37	$0.83

Weighted average shares outstanding-diluted (6,7)	241,230	244,406	232,255	267,893	270,084	12%	225,976	234,318	268,988

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q2-04	Q3-04	Q4-04	Q1-05	Q2-05	FY 2003(1)	FY 2004	YTD 06/30/05

Total product and service revenue	$546,041	$566,742	$586,654	$623,827	$663,382	$1,562,092	$2,188,583	$1,287,209
As a % of total product and service revenue:
Renagel (including Sevelamer)	16%	16%	17%	16%	15%	18%	17%	15%
Cerezyme enzyme	38%	37%	37%	36%	36%	47%	38%	36%
Fabrazyme enzyme	9%	10%	11%	11%	11%	5%	9%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	4%	5%	2%	5%	5%
Synvisc viscosupplementation product and services	5%	4%	3%	7%	9%	3%	4%	8%
Sepra products	3%	3%	3%	3%	3%	2%	3%	3%
Diagnostics/Genetics	13%	14%	13%	13%	11%	12%	13%	12%
Other	8%	8%	8%	7%	7%	8%	8%	7%

Total product and service gross margin	74%	73%	72%	77%	78%	73%	73%	77%

Total revenues	$549,588	$569,229	$591,077	$629,949	$668,139	$1,574,817	$2,201,145	$1,298,088

SG&A expense as % of total revenue	28%	26%	26%	29%	29%	29%	27%	29%
R&D expense as % of total revenue	18%	16%	18%	18%	18%	19%	18%	18%
Operating income (loss) as % of total revenue	23%	26%	(21)%	22%	25%	11%	11%	23%

Provision for income taxes as % of profit (loss) before tax	30%	30%	(30)%	32%	30%	48%	62%	31%

Balance sheet trends:	06/30/04(8)	09/30/04(8)	12/31/04(8)	03/31/05(8)	06/30/05(8)	12/31/03(8)	12/31/04(8)	06/30/05(8)
Cash and all marketable securities	$657,047	$823,446	$1,079,454	$1,042,267	$1,638,481	$1,227,460	$1,079,454	$1,638,481
Other current assets	944,828	992,019	1,082,437	1,077,182	1,084,917	909,490	1,082,437	1,084,917
Property, plant and equipment, net	1,202,580	1,231,775	1,310,256	1,297,802	1,275,087	1,151,133	1,310,256	1,275,087
Intangibles, net	1,698,415	1,669,358	2,360,315	2,466,938	2,447,344	1,517,791	2,360,315	2,447,344
Other assets	201,885	196,116	236,959	208,390	207,430	198,654	236,959	207,430
Total assets	$4,704,755	$4,912,714	$6,069,421	$6,092,579	$6,653,259	$5,004,528	$6,069,421	$6,653,259

Current liabilities	$497,503	$526,189	$624,398	$519,445	$913,099	$392,025	$624,398	$913,099
Noncurrent liabilities	1,083,563	1,073,694	1,064,867	1,054,506	1,041,186	1,676,091	1,064,867	1,041,186
Stockholders’ equity	3,123,689	3,312,831	4,380,156	4,518,628	4,698,974	2,936,412	4,380,156	4,698,974
Total liabilities and stockholders’ equity	$4,704,755	$4,912,714	$6,069,421	$6,092,579	$6,653,259	$5,004,528	$6,069,421	$6,653,259

Notes:

(1)                    Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure. From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(2)                    Includes charges for the purchase of in-process research and development of $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)                    Includes impairment charges of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma and $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business.

(4)                    Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to Genzyme Biosurgery.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)                    In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium.  Interest expense for the three months ended June 30, 2004 and the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)                    Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(7)                    For all periods except Q4-04 and the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.  Dilutive earnings per share for the year ended December 31, 2003 was not impacted by the adoption of EITF 04-8 because our convertible senior notes were only outstanding for a portion of the month in December 2003.

In Q4-04, excludes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes because the effect would be anti-dilutive due to our net loss for the period. For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(8)                    Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.